Global Boulevard International, Inc.

EXHIBIT #23 Consent of Experts and Counsel

Mr. James E. Slayton, CPA
3867 West Market Street
Suite 208
Akron, Ohio  44333


To Whom It May Concern:                          November 15, 1999


The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of August 31, 1999, on the Financial Statements of Global Boulevard International, Inc. from the inception date of April 16, 1999 through August 31, 1999, in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/ James E. Slayton
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James E. Slayton, CPA
Ohio License ID #04-1-15582